Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Judy Davies, VP, Investor Relations and Marketing Communications

+1 408-864-7549

judy.davies@verigy.com

Verigy Reports Second Quarter 2010 Financial Results;

Year-over-Year Revenue Increase of 69%

CUPERTINO, Calif., May 20, 2010 – Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today reported financial results for its second quarter, ended April 30, 2010. Orders of $171 million were 55 percent higher than the previous quarter while revenue of $120 million increased 13 percent from the prior quarter, and was $49 million, or 69 percent, higher than the comparable prior year period.

Net loss for the second quarter was $1 million, or ($0.02) per share, compared to a net loss of $6 million, or ($0.10) per share, last quarter, and a net loss of $30 million, or ($0.52) per share, in the prior year period.

Results for the second quarter included approximately $3.9 million of charges related to the company’s restructuring actions, manufacturing transition, an investment impairment, and non-recurring operating expenses. After excluding these items, Verigy reported non-GAAP net income of $3 million, or $0.05 per share, including $5.0 million of share-based compensation expense.

A reconciliation between GAAP and non-GAAP net income is provided following the financial statements that are part of this press release.

“Our SOC products showed broad-based strength in the second quarter and we see continued momentum and demand for these products in the current quarter,” said Keith Barnes, Verigy chairman, chief executive officer and president. “We received business from new and existing V93000 customers, driven by strong demand for electronic devices used in tablet computers, SmartPhones and other RF wireless communications products. Our Port Scale RF install base continues to grow and we expect to reach our 250th system shipment milestone by the end of this month. Further, sales of our V101 and V50 products for low cost SOC devices increased to nearly 70 systems in the quarter.”

“Sequential order growth was significantly above our original expectations and total backlog increased by nearly 50 percent,” added Bob Nikl, Verigy chief financial officer. “Our book-to-bill ratio was 1.43 and the company’s return to profitability, on a non-GAAP basis, increases our confidence level in the stronger second half that we have been expecting.”

Outlook for Q3 2010

For the third quarter ending July 31, 2010, the company is providing the following outlook:

•	Revenue is expected to be in the range of $140 million to $150 million.

•	Earnings per share are expected to be in the range of $0.10 to $0.15.

•	After excluding charges related to restructuring actions and the manufacturing transition, earnings per share on a non-GAAP basis are expected to be in the range of $0.12 to $0.17.

•	Share-based compensation expense is expected to be approximately $5.4 million to $5.6 million.

Conference Call and Webcast

Verigy’s management will present more details on its second quarter fiscal year 2010 financial results on a conference call with investors today beginning at 1:30 p.m. (Pacific). This event will be webcast live in listen-only mode. Listeners may log on at http://investor.verigy.com and select “Q2 FY’10 Verigy Earnings Conference Call” in the “Events & Webcast” section under “IR News & Events.” The webcast will remain available on the company’s web site for fourteen days.

A telephone replay of the conference call will be available from 4:30 p.m. (Pacific) today through June 3, 2010. The replay number is +1 888-286-8010 toll-free, or international callers may dial +1 617-801-6888; enter passcode 91312914.

About Verigy

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes. Additional information about Verigy can be found at www.verigy.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements about our estimated third quarter revenue, earnings per share and share-based compensation expense, and our expectations of a stronger fiscal second half. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties include, but are not limited to, uncertainty surrounding the timing and strength of the global economic recovery, the extent to which we participate in the recovery of the semiconductor and semiconductor test industries, the strength of our customers’ businesses and unforeseen changes in the demand for our current and new products. Additional factors that may cause results to differ materially from those in the forward-looking statements are discussed in our most recent SEC filings. In those filings you will find descriptions of risk factors that could affect our future results. These forward-looking statements are only valid as of this date, and Verigy undertakes no duty to update any forward-looking statements.

Information About Non-GAAP Measures

Verigy is supplementing its financial results presented on a GAAP basis by providing non-GAAP measures to provide additional meaningful comparisons between current results and results in prior operating periods to evaluate the operating performance of the company. Management believes that these non-GAAP financial measures can provide additional meaningful information of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Non-GAAP net income for the quarter ended April 30, 2010 excludes the effects of charges related to the company’s restructuring actions, manufacturing transition, an investment impairment and other non-recurring operating expenses. Since management finds the non-GAAP information to be useful, the company believes that its investors may also benefit from seeing the company’s results “through the eyes” of management in addition to seeing its GAAP results. This information also facilitates management’s internal comparisons to historical operating results as well as to the operating results of its competitors. A reconciliation between the company’s GAAP and non-GAAP results is provided in the attached tables. Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.

# # #

VERIGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2010	2009	2010	2009
Net revenue:
Products	$88	$42	$164	$75
Services	32	29	62	64

Total net revenue	120	71	226	139

Cost of sales:
Cost of products (*)	42	30	82	66
Cost of services (*)	21	19	40	42

Total cost of sales	63	49	122	108

Operating expenses:
Research and development (*)	23	20	45	45
Selling, general and administrative (*)	32	28	61	59
Restructuring Charges	1	2	2	6

Total operating expenses	56	50	108	110

Income (loss) from operations	1	(28)	(4)	(79)
Other (expense) income, net	(1)	1	(2)	3
Impairment of investments	(1)	—	(1)	(14)

Income (loss) before income taxes	(1)	(27)	(7)	(90)
Provision for income taxes	—	3	—	4

Net loss	$(1)	$(30)	$(7)	$(94)

Net loss per share - basic:	$(0.02)	$(0.52)	$(0.12)	$(1.62)

Net loss per share - diluted:	$(0.02)	$(0.52)	$(0.12)	$(1.62)

Weighted average shares (presented in thousands) used in computing net loss per share:
Basic	59,353	58,186	59,249	58,167
Diluted	59,353	58,186	59,249	58,167
* Share-based compensation expense by function:
Cost of products	$0.6	$0.5	$1.1	$1.0
Cost of services	$0.2	$0.3	$0.5	$0.6
Research and development	$0.6	$0.5	$1.0	$1.0
Selling, general and administrative	$3.6	$3.1	$7.0	$6.6

VERIGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	April 30, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$200	$197
Short-term marketable securities	168	167
Trade accounts receivable, net	81	54
Inventory	68	55
Other current assets	41	42

Total current assets	558	515

Property, plant and equipment, net	40	41
Long-term marketable securities	58	75
Goodwill and other intangibles, net	19	20
Other long-term assets	62	62

Total assets	$737	$713

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$60	$40
Employee compensation and benefits	21	32
Deferred revenue, current	35	26
Other current liabilities	21	27

Total current liabilities	137	125

Long-term liabilities:
Convertible senior notes	138	138
Income taxes payable	16	15
Other long-term liabilities	41	33

Total liabilities	332	311

Shareholders’ equity
Ordinary shares, no par value, 59,368,712 and 58,841,248 issued and outstanding at April 30, 2010 and October 31, 2009, respectively
Additional paid in capital	440	429
Accumulated deficit	(30)	(23)
Accumulated other comprehensive loss	(5)	(4)

Total shareholders’ equity	405	402

Total liabilities and shareholders’ equity	$737	$713

VERIGY LTD.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 30, 2010	EPS	April 30, 2010	EPS
GAAP net loss	$(1)	$(0.02)	$(7)	$(0.12)
Non-GAAP adjustments:
Restructuring charges in cost of sales	0.5	0.01	0.8	0.01
Restructuring charges in operating expenses	0.7	0.01	1.6	0.03
Impairment of auction rate securities	1.0	0.02	1.0	0.02
Gain on sale of investments	—	—	(0.5)	(0.01)
Non-Recurring operating expenses	0.4	0.01	0.4	0.01
Acquisition related charges in cost of sales	0.1	—	0.1	—
Acquisition related charges in operating expenses	0.1	—	0.1	—
Transition related charges in cost of sales	0.7	0.01	4.1	0.07
Transition related charges in operating expenses	0.5	0.01	0.6	0.01

Non-GAAP net income *	3	0.05	$1	$0.02

	Three Months Ended		Six Months Ended
	April 30, 2009	EPS	April 30, 2009	EPS
GAAP net loss	$(30)	(0.52)	$(94)	(1.62)
Non-GAAP adjustments:
Restructuring charges in cost of sales	2.1	0.03	3.6	0.06
Restructuring charges in operating expenses	2.1	0.04	6.3	0.11
Impairment of auction rate securities	—	—	7.7	0.13
Impairment of cost method investment	—	—	6.2	0.11
Non-Recurring operating expenses	(0.4)	(0.01)	2.6	0.05
Acquisition related charges in cost of sales	—	—	0.2	—
Acquisition related charges in operating expenses	—	—	0.2	—
Tax impact for transfer of intellectual property	1.2	0.02	1.2	0.02

Non-GAAP net loss	$(25)	$(0.44)	$(66)	$(1.14)

* The effect of convertible securities is not reflected in the computation of diluted EPS for the three and six months ended April 30, 2010 as the amounts are antidilutive.

Weighted average shares (presented in thousands) used in computing net income per share:
GAAP	59,353		59,249
Potentially dilutive common share equivalents	450		393

Non-GAAP	59,803		59,642